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                                   EXHIBIT 2.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  KID ROM, INC.


                  The undersigned, a natural person, for the purpose of organizing a corporation (hereinafter called the "corporation") for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the General Corporation Law of the State of Delaware, hereby certifies that:

                 ARTICLE FIRST: The name of the Corporation is:

                                  KID ROM, INC.

                  ARTICLE SECOND: The address of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent; and the name of the registered agent in charge thereof is The Prentice-Hall Corporation System, Inc.

                  ARTICLE THIRD: The nature of the business and the purposes to be conducted and promoted by the corporation, which shall be in addition to the authority of the corporation to conduct any lawful business, to promote my lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  ARTICLE FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 10,000,000, all of which shall have a $.0001 par value per share. All such share are of one class and are shares of Common Stock.

                  ARTICLE FIFTH: The name and mailing address of the incorporator is as follows:

                                    George E. Baviello
                                    520 Madison Avenue
                                    New York, New York 10022-4235

                  ARTICLE SIXTH: The corporation is to have perpetual existence.

                  ARTICLE SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.





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                  ARTICLE EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                           I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 13th day of September, 1994.

                                            /s/ George Baviello
                                            George E. Baviello - Incorporator